EXHIBIT 1.1

EXECUTION COPY

ONEOK, INC.

REMARKETING AGREEMENT SUPPLEMENT

November 8, 2005

UBS Securities LLC

299 Park Avenue

New York, New York 10171

Attention: General Counsel

SunTrust Bank

25 Park Place, 24th Floor

Atlanta, Georgia 30303

Attention: Corporate Trust Division

Dear Sirs:

1. Introductory. Reference is made to the Remarketing Agreement dated January 28, 2003 (the ”Remarketing Agreement”) by and among ONEOK, Inc., an Oklahoma corporation (the “Company”), UBS Securities LLC (“UBS”), Banc of America Securities LLC (“BAS”), J.P. Morgan Securities Inc. (“JPMorgan” and, together with UBS and BAS, the “Remarketing Agent Candidates”) and SunTrust Bank, a Georgia banking corporation, not individually but solely as Purchase Contract Agent (the “Purchase Contract Agent”), attorney-in-fact and trustee for the Holders of Purchase Contracts (as defined in the Purchase Contract Agreement referred to in the Remarketing Agreement). Capitalized terms used and not defined in this Remarketing Agreement Supplement shall have the meanings assigned to them in the Remarketing Agreement.

In accordance with Section 2(a) of the Remarketing Agreement, the Company shall be deemed to have appointed UBS as the exclusive Remarketing Agent (the “Remarketing Agent”), for the purpose of (i) remarketing the Remarketed Senior Notes on behalf of the Holders thereof, (ii) determining, in consultation with the Company, in the manner provided for in the Remarketing Agreement, the Purchase Contract Agreement and the Indenture, the Reset Rate for the Senior Notes, and (iii) performing such other duties as are assigned to the Remarketing Agent in the Transaction Documents.

The Company confirms, and UBS accepts, the appointment of UBS as the Remarketing Agent subject to, and on the basis of, the following terms and conditions and under the terms of the Remarketing Agreement (which terms are incorporated herein by reference, subject to the terms and conditions below).

2. Definitions. (a) The definitions of “Preliminary Prospectus” and “Prospectus” in Section 1 of the Remarketing Agreement are deleted and replaced in their entirety with the following:

(i) “Preliminary Prospectus” means the prospectus of the Company dated January 23, 2003, including the documents incorporated or deemed to be incorporated by reference therein prior to the Remarketing Date, and the preliminary prospectus supplement relating to the Remarketed Senior Notes to be dated on or about November 8, 2005.

(ii) “Prospectus” means the prospectus of the Company dated January 23, 2003, including the documents incorporated or deemed to be incorporated by reference therein prior to the Remarketing Date, and the prospectus supplement relating to the Remarketed Senior Notes to be dated on or about November 10, 2005.

(b) The term “Agreement” as used in the Remarketing Agreement means the Remarketing Agreement, as supplemented by this Remarketing Agreement Supplement.

(c) References to “Schedule I” are to the schedule attached to this Remarketing Agreement Supplement and forms a part of this Agreement.

3. Representations and Warranties. (a) Section 3(a) of the Remarketing Agreement is deleted and replaced in its entirety as follows:

“(a) Solely for purposes of determining the conditions precedent with regard to the Remarketing Agent’s obligations under Section 6 hereof, each of the representations and warranties of the Company set forth in Section 3 (except for paragraphs (b), (d), (h), (i), (k), (l), (m), (n), (o), (v), (y), (bb), (cc), (ff), (hh), and (ll) of such section) of the Underwriting Agreement, dated as of January 23, 2003 (the “Underwriting Agreement”), among the Company and the Underwriters identified in the related Price Determination Agreement, dated as of January 23, 2003, among the Company, UBS, BAS and JPMorgan, is true and correct as if made on each of the dates specified above; provided that for purposes of this Section 3(a), (A) any reference in such sections of the Underwriting Agreement to (i) the “Registration Statement”, the “Prospectus” or the “Preliminary Prospectus” shall be deemed to refer to such terms as defined herein and (ii) the “Time of Delivery” shall be deemed to refer to the applicable Remarketing Date, (B) the term “Significant Subsidiary” as used in Section 2(e) of the Underwriting Agreement shall be deemed to include any subsidiaries of the Company that are, on each of the dates specified above, “significant subsidiaries” of the Company within the meaning of Regulation S-X, and ONEOK Hydrocarbon, L.P., and (C) the term “Subsidiary” shall be deemed to refer to the subsidiaries listed on Schedule I, and (D) the term “Closing Date” (as defined in the Underwriting Agreement) shall be deemed to refer to the settlement date relating to the applicable Remarketing Date (the ”Remarketing Closing Date”) and the term “Option Closing Date” and all references thereto in Section 3 of the Underwriting Agreement shall be deemed deleted.”

(b) Section 3(d) of the Remarketing Agreement is deleted and replaced in its entirety as follows:

“(d) The Registration Statement, if any, conforms (and the Prospectus, if any, and any further amendments or supplements to the Registration Statement or the Prospectus, when they become effective or are filed with the Commission, as the case may be, will conform) in all material respects to the requirements of the Securities Act and the rules and regulations promulgated thereunder. As of the effective date of the Registration Statement and when any post-effective amendment to the Registration Statement becomes effective, and as of the Commencement Date, applicable Remarketing Date and Remarketing Closing Date, no part of the Registration Statement or any such amendment did or will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading; the Prospectus did not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that no representation and warranty is made as to any statement of eligibility on Form T-1 filed or incorporated by reference as part of the Registration Statement, the Prospectus or the Remarketing Materials or as to information relating to the Remarketing Agent contained in or omitted from the Registration Statement, Prospectus or the Remarketing Materials in reliance upon and in conformity with written information furnished to the Company by the Remarketing Agent.”

(c) Solely for the purposes of determining the conditions precedent with regard to the Remarketing Agent’s obligations under Section 6 of the Remarketing Agreement, the Company further represents and warrants to, and agrees with, the Remarketing Agent as of the date hereof, as of the Remarketing Date and as of the Remarketing Closing Date, as follows:

(i) The only subsidiaries (as defined in the Rules and Regulations) of the Company, other than Northern Border Partners, L.P. and its direct and indirect subsidiaries (the “NBP Subsidiaries”), are the subsidiaries named on Schedule I hereto. The Company and each of its Subsidiaries is, and at the Remarketing Closing Date will be, a corporation, limited liability company, general partnership or limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. The Company and each of its Subsidiaries have, and at the Remarketing Closing Date will have, full power and authority to conduct all the activities conducted by it, to own or lease all the assets owned or leased by it and to conduct its business as described in the Registration Statement and the Prospectus. The Company and each of its Subsidiaries is, and at the Remarketing Closing Date will be, duly licensed or qualified to do business and in good standing as a foreign corporation, limited liability company, general partnership or limited partnership in all jurisdictions in which the nature of the activities conducted by it or the character of the assets owned or leased by it makes such licensing or qualification necessary, except to the extent that the failure to so qualify, be licensed or be in good standing would not have a material adverse effect on the condition (financial or otherwise), earnings, cash flow, business affairs or business prospects of the Company and its Subsidiaries, considered as one enterprise (a “Material Adverse Effect”). Except as otherwise set forth on Schedule I hereto, all of the outstanding shares of capital stock, capital interests or partnership interests of the Subsidiaries have been duly authorized and validly issued and, as to capital stock, are fully paid and non-assessable, and are owned by the Company free and clear of all security interests, liens, encumbrances and claims whatsoever. Except for the stock of or interests in the Subsidiaries as disclosed on Schedule I hereto or as disclosed in the Registration Statement and the Prospectus or as otherwise described on Schedule I, the Company does not own, and at the Remarketing Closing Date will not own, directly or indirectly, any shares of stock or any other equity or long-term debt securities of any corporation or have any equity interest in any firm, partnership, joint venture, association or other entity. Complete and correct copies of the certificate of incorporation and of the by-laws or other organizational documents of the Company and each of its significant subsidiaries (as defined in Rule 1-02(w) of Regulation S-X of the Rules and Regulations) and ONEOK Hydrocarbon, L.P. and all amendments thereto have been delivered to the Remarketing Agent, and no changes therein will be made subsequent to the date hereof and prior to the Remarketing Closing Date.

(ii) The financial statements and schedules included or incorporated by reference in the Registration Statement or the Prospectus, and any amendment or supplement thereto, present fairly the consolidated financial condition of the Company, as of the date thereof and the consolidated results of operations and cash flows of the Company for the period covered thereby, in conformity with generally accepted accounting principles applied on a consistent basis throughout the entire period involved. KPMG LLP (the “Accountant”), the independent registered public accounting firm who has certified the audited financial statements and schedules included or incorporated by reference in the Registration Statement or the Prospectus, and any amendment or supplement thereto, is an independent public accounting firm within the meaning of the Securities Act or the rules and regulations promulgated thereunder and the Accountant is not in violation of the auditor independence requirements of Section 201 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) with respect to the Company. Except as otherwise included or incorporated by reference in the Registration Statement or the Prospectus, there are no pro forma financial statements or other pro forma financial information required to be included or incorporated by reference in the Registration Statement or the Prospectus. The pro forma financial information of the Company included in the documents incorporated by reference into the Registration Statement present fairly the information contained therein, have been prepared in accordance with the Securities and Exchange Commission’s rules and guidelines with respect to pro forma financial statements in accordance with Article 11 of Regulation S-X of the Exchange Act and have been properly presented on the bases described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein. No other financial statements or schedules of the Company are required by the Act, the Exchange Act or the rules and regulations promulgated thereunder to be included or incorporated by reference in the Registration Statement or the Prospectus. The Company’s ratios of earnings to fixed charges set forth in Exhibit 12.1 to the Registration Statement have been calculated in compliance with Item 503(d) of Regulation S-K under the Securities Act.

(iii) The books, records and accounts of the Company and its Subsidiaries (excluding the Koch Entities (as hereinafter defined)) and, to the Company’s knowledge, the books, records and accounts of the Koch Entities, accurately and fairly reflect, in reasonable detail, the transactions in and dispositions of the assets of the Company and its Subsidiaries. The Company and each of its Subsidiaries (excluding the Koch Entities)

and, to the Company’s knowledge, the Koch Entities, maintain an adequate internal control structure, procedures for financial reporting and a system of internal accounting control sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of the Company’s consolidated financial statements in conformity with generally accepted accounting principles and to maintain accountability for the assets of the Company and its Subsidiaries; (iii) access to the assets of the Company and its Subsidiaries is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accounts of the assets of the Company and its Subsidiaries is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as described in the Prospectus, since the most recent audit of the effectiveness of the Company’s internal control over financial reporting, there has been (a) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (b) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(iv) Except as disclosed in the Registration Statement and the Prospectus, neither the Company nor any of its Subsidiaries has received any written communication, whether from a governmental authority, citizens’ group, employee or otherwise, asserting that the Company or any of its Subsidiaries or any property owned or otherwise used by the Company or any of its Subsidiaries or other person or entity for whom any of them is or may be liable is not in compliance with any Environmental Laws or permit or authorization required under applicable Environmental Laws or involving the actual or alleged presence of Hazardous Materials, where such failure to comply would have a Material Adverse Effect, and, to the knowledge of the Company, there are no circumstances that may prevent or interfere with such full compliance in the future, except where failure so to comply would not have a Material Adverse Effect.

(v) The Company and each of its Subsidiaries (excluding the Koch Entities) and, to the Company’s knowledge, the Koch Entities, have and at the Remarketing Closing Date, will have, (i) all governmental licenses, permits, consents, orders, approvals and other authorizations (collectively, “Governmental Licenses”) necessary to carry on its business as contemplated in the Prospectus, except for the Governmental Licenses the absence of which would not have a Material Adverse Effect, (ii) complied in all material respects with all laws, regulations and orders applicable to it or its business, including the Sarbanes-Oxley Act, other than noncompliance that would not, individually or in the aggregate, result in a Material Adverse Effect, and (iii) performed all its obligations required to be performed by it, and is not, and at the Remarketing Closing Date, will not be, in default, under any indenture, mortgage, deed of trust, voting trust agreement, loan agreement, bond, debenture, note agreement, lease, contract or other agreement or instrument (collectively, a “contract or other agreement”) to which it is a party or by which its property is bound or affected, other than defaults that would not, individually or in the aggregate, result in a Material Adverse Effect. To the knowledge of the Company and each of its Subsidiaries, except as described in the Registration Statement and the Prospectus, no other party under any material contract or other agreement to which it is a party is in material default in any respect thereunder. Neither the Company nor any of its Subsidiaries is, nor at the Remarketing Closing Date will any of them be, in violation of any provision of its certificate of incorporation, by-laws or other organizational documents.

(vi) No consent, approval, authorization or order of, or any filing or declaration with, any court or governmental agency or body is required in connection with the authorization, issuance, transfer, sale or delivery of the Senior Notes by the Company, in connection with the execution, delivery and performance of this Remarketing Agreement Supplement by the Company or in connection with the taking by the Company of any action contemplated hereby, except such (i) as have been obtained under the Securities Act or the rules and regulations promulgated thereunder, (ii) as may be required under state securities or Blue Sky laws or the by-laws and rules of the National Association of Securities Dealers, Inc. in connection with the purchase and distribution by the Remarketing Agents of the Senior Notes and (iii) that the failure to obtain would not result in a Material Adverse Effect.

(vii) The description of the Senior Notes in the Registration Statement and the Prospectus is, and at the Remarketing Closing Date will be, complete and accurate in all material respects. The Indenture conforms in all material respects to the description thereof contained in the Registration Statement and the Prospectus.

(viii) On May 9, 2005, the Company entered into the following agreements with certain affiliates (the “Koch Sellers”) of Koch Industries, Inc. in connection with its acquisition of the natural gas liquids businesses owned by Koch and affiliates: (a) the Limited Liability Company Membership Interest and Stock Purchase Agreement with Koch Hydrocarbon Management Company, LLC (the “MCBU Equity Agreement”); (b) the Asset Purchase Agreement with Koch Pipeline Company, L.P. (the “MCBU Assets Agreement”); (c) the Limited Liability Company Membership Interest Purchase Agreement with Koch Holdings Enterprises, LLC (the “MBBU Agreement”); and (d) the Limited Liability Company Membership Interest Purchase Agreement with Koch Hydrocarbon Management Company, LLC (the ”VESCO Agreement” and together with the MCBU Equity Agreement, the MCBU Assets Agreement and the MBBU Agreement, the “Purchase Agreements”). The entities acquired by the Company pursuant to the Purchase Agreements and their successors and assigns shall be referred to herein as the “Koch Entities”. The Company does not know of any breach or violation by any of the Koch Sellers, of its respective representations, warranties, covenants and agreements contained in the Purchase Agreements.

(ix) The Remarketing Agreement Supplement has been duly authorized by the Company and has been executed by the proper officers of the Company and delivered by the Company, and constitutes legal, valid and binding obligations of the Company, enforceable against the Company in accordance with the terms hereof and thereof, subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the rights and remedies of creditors generally and general equitable principles and subject to any principles of public policy limiting the rights to enforce any indemnification provisions contained herein and therein.

(x) The Company and its Subsidiaries are in substantial compliance with all federal, state and local employment and labor laws, including, but not limited to, laws relating to non-discrimination in hiring, promotion and pay of employees; no labor dispute with the employees of the Company or any Subsidiary exists or, to the knowledge of the Company, is imminent or threatened that could result in a Material Adverse Effect; and the Company is not aware of any existing, imminent or threatened labor disturbance by the employees of any of its principal suppliers, manufacturers or contractors that could result in a Material Adverse Effect.

(xi) The Company has not received, and has no notice of, any order of the Commission preventing or suspending the use of any Preliminary Prospectus, or instituting proceedings for that purpose. Each Preliminary Prospectus and the Prospectus when filed complied in all material respects with the Act and, if filed by electronic transmission pursuant to EDGAR (except as may be permitted by Regulation S-T under the Act), was identical to the copy thereof delivered to the Underwriters for use in connection with the offer and sale of the Corporate Units or to the Remarketing Agent in connection with the remarketing of the Remarketed Senior Notes, as applicable. On the Effective Date, the date the Prospectus is first filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations, at all times subsequent to and including the Closing Date and when any post-effective amendment to the Registration Statement becomes effective or any amendment or supplement to the Prospectus is filed with the Commission, the Registration Statement, the Prospectus (as amended or as supplemented if the Company shall have filed with the Commission any amendment or supplement thereto), including the financial statements included or incorporated by reference in the Prospectus, and the Indenture and the Purchase Contract Agreement, did or will comply with all applicable provisions of the Act, the Rules and Regulations, the Exchange Act, the rules and regulations thereunder (the “Exchange Act Rules and Regulations”), the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and the rules and regulations thereunder (the “Trust Indenture Act Rules and Regulations”) and will contain all statements required to be stated therein in accordance with the Act, the Exchange Act, the Trust Indenture Act, the Rules and Regulations, the Exchange Act Rules and Regulations and the Trust Indenture Act Rules and Regulations. On the Effective Date and when any post-effective amendment to the Registration Statement becomes effective, no part of the Registration Statement or any such amendment did or will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. At the Effective Date, the date the Prospectus or any amendment or supplement to the Prospectus is filed with the Commission and at the Remarketing Closing Date, the Prospectus

did not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The foregoing representations and warranties in this subsection (xi) do not apply to any statements or omissions made in reliance on and in conformity with information the Remarketing Agent furnished in writing to the Company specifically for inclusion in the Registration Statement or Prospectus or any amendment or supplement thereto. For all purposes of this Agreement, the amounts of the selling concession and reallowance and the statements set forth in the last paragraph of the cover page of the Prospectus regarding delivery of the Securities and the statement regarding the amount of the treasury portfolio purchase price under the heading of “Remarketing” set forth in the Prospectus constitute the only information the Remarketing Agent furnished in writing to the Company specifically for inclusion in the Registration Statement or the Prospectus. The Company has not distributed any offering material in connection with the offering or sale of the Corporate Units or in connection with the remarketing of the Remarketed Senior Notes, other than the Registration Statement, the Preliminary Prospectus, the Prospectus or any other materials, if any, permitted by the Act.

(xii) The statements in the Prospectus relating to the Remarketed Senior Notes to be dated on or about November 10, 2005 under the captions “Summary—Recent Developments,” “Summary—Our Company” and “Summary—Our Business Strategy” (i) are within the coverage of Rule 175(b) under the Act to the extent such statements and data constitute forward-looking statements as defined in Rule 175(c) and (ii) were made by the Company with a reasonable basis and reflect the Company’s good faith estimate of the matters described therein.

(xiii) There are no outstanding loans (except for immaterial loans related to appliance and computer purchases pursuant to a program discontinued as to officers and directors under which no new loans have been made to officers and directors since the enactment of the Sarbanes-Oxley Act), advances (except normal advances for business expenses in the ordinary course of business) or guarantees of indebtedness by the Company to or for the benefit of any of the officers or directors of the Company.

(xiv) The Company is not an “investment company” or a company “controlled by” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”). After receipt of payment for the Corporate Units, the Company will not be an “investment company” within the meaning of the Investment Company Act.

(xv) Except as set forth in the Registration Statement and the Prospectus, there are no actions, suits or proceedings pending or, to the Company’s knowledge, threatened against or affecting the Company or any of its Subsidiaries or any of their respective directors or officers in their capacity as such, before or by any federal or state court, commission, regulatory body, administrative agency or other governmental body, domestic or foreign, wherein an unfavorable ruling, decision or finding would have a Material Adverse Effect.

(xvi) The Company has full corporate power and authority to enter into this Remarketing Agreement Supplement and to perform its obligations under this Remarketing Agreement Supplement, the Purchase Contract Agreement, the Pledge Agreement and the Remarketing Agreement. The Purchase Contract Agreement, the Purchase Contracts, the Pledge Agreement, the Remarketing Agreement and the Indenture have been duly authorized, executed and delivered by the Company and constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with the terms hereof and thereof, subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the rights and remedies of creditors generally and general equitable principles and subject to any principles of public policy limiting the rights to enforce any indemnification provisions contained herein and therein. The performance of this Remarketing Agreement Supplement, the Purchase Contract Agreement, the Purchase Contracts, the Pledge Agreement, the Remarketing Agreement, the Indenture and the Corporate Units, including the Senior Notes, and the consummation of the transactions contemplated hereby and thereby and the application of the net proceeds from the offering and sale of the Corporate Units and subsequent remarketing of the Senior Notes in the manner set forth in the Prospectus under “Use of Proceeds” will not result in the creation or imposition of any material lien, charge or encumbrance upon any of the assets of the Company or any of its Subsidiaries pursuant to the terms or provisions of, or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or give any other party a right to terminate any of its obligations under, or result in the acceleration of any obligation under, the certificate of incorporation or by-laws of the Company or any of its Subsidiaries, any material contract or other material agreement to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of its properties is bound or affected, or violate or conflict with any judgment, ruling, decree, order, statute, rule or regulation of any court or governmental agency or body applicable to the business or properties of the Company or any of its Subsidiaries.

(xvii) All United States federal income tax returns of the Company and its Subsidiaries required by law to be filed have been filed or extensions have been granted, and all other franchise and income tax returns of the Company and its Subsidiaries required to be filed pursuant to applicable foreign, state or local law have been filed, and all taxes shown by such returns or otherwise assessed, which are due and payable, have been paid, except tax assessments, if any, as are being contested in good faith and as to which adequate reserves have been provided and taxes that are currently payable without penalty or interest. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of any income and corporate franchise tax liability for any years not finally determined are adequate to meet any known assessments or reassessments for additional income or corporate franchise tax for any years not finally determined.

4. Conditions. Sections 6(e), 6(f) and 6(g) of the Remarketing Agreement are deleted and replaced in their entirety as follows:

“(e) On the applicable Remarketing Date, the Accountant shall have furnished to the Remarketing Agent a letter, dated the date of its delivery, addressed to the Remarketing Agent and in form and substance satisfactory to the Remarketing Agent, containing statements and information of the type ordinarily included in accountants’ “comfort letters”, delivered according to Statement of Accounting Standards No. 72 (or any successor bulletin), with respect to the audited and unaudited financial statements and certain financial and other statistical and numerical information contained or incorporated by reference in the Registration Statement and the Prospectus. At the Remarketing Closing Date, the Accountant shall have furnished to the Remarketing Agent a letter, dated the date of its delivery, which shall confirm, on the basis of a review in accordance with the procedures set forth in the letter from the Accountant, that nothing has come to their attention during the period from the date of the letter referred to in the prior sentence to a date (specified in the letter) not more than three days prior to the Remarketing Closing Date that would require any change in their letter dated the date of the Prospectus, if it were required to be dated and delivered at the Remarketing Closing Date.

(f) Outside counsels for the Company reasonably acceptable to the Remarketing Agent shall have furnished to the Remarketing Agent its (or their) opinion(s), addressed to the Remarketing Agent and dated the Remarketing Closing Date, in form and substance reasonably satisfactory to the Remarketing Agent addressing such matters as are set forth in such counsels’ opinion furnished pursuant to Section 5(e) of the Underwriting Agreement, adapted as necessary to relate to the securities being remarketed hereunder and to the Remarketing Materials, if any, or to any changed circumstances or events occurring subsequent to the date of this Agreement, such adaptations being reasonably acceptable to counsel to the Remarketing Agent.

(g) Counsel for the Remarketing Agent, shall have furnished to the Remarketing Agent its opinion, addressed to the Remarketing Agent and dated the Remarketing Closing Date, in form and substance satisfactory to the Remarketing Agent.”

5. Indemnity. (a) The Company agrees to indemnify the Remarketing Agent, its directors and officers and each person, if any, who controls the Remarketing Agent within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act for, and to hold it harmless from and against, any loss, liability or reasonable out-of-pocket expense as incurred without gross negligence, willful misconduct or bad faith on its part, arising out of or in connection with the acceptance or administration of its powers and duties under this Agreement, including the out-of pocket costs and expenses (including reasonable fees and expenses of counsel) reasonably incurred in defending itself against any claim or liability in connection with the exercise or performance of such powers and duties or collecting such amounts. The Remarketing Agent shall promptly notify the Company of any third party claim which may give rise to the indemnity hereunder and give the Company the opportunity to participate in the defense of such claim with counsel reasonably satisfactory to the indemnified party, and no such claim shall be settled without the written consent of the Company, which consent shall not be unreasonably withheld.

(b) The Company will indemnify and hold harmless the Purchase Contract Agent, its directors, each of its officers, employees and agents, and each person, if any, who controls the Purchase Contract Agent within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any and all loss, liability, claim, damage and expense arising out of or in connection with the performance by the Purchase Contract Agent (whether serving as such or in the capacity of the Collateral Agent or any other related capacity) of its services (including any services performed on or prior to the date hereof) under this Remarketing Agreement, the Purchase Contract Agreement or the Pledge Agreement.

6. Custody of Remarketed Senior Notes; Transfer Restrictions. The parties hereto acknowledge that the Purchase Contract Agreement contemplates that the Remarketed Senior Notes that are subject to the Pledge Agreement shall be transferred to the Remarketing Agent on the Business Day immediately preceding the Remarketing Date in anticipation of the remarketing thereof. The parties hereto further acknowledge that the Pledge Agreement contemplates that the Holders’ obligations under the Purchase Contract Agreement would be secured at all times either by a pledge of the Senior Notes or a pledge of the Treasury Portfolio or any Cash Settlement. In order to accommodate such provisions, the parties hereto agree that the Purchase Contract Agent, in its role as Custodial Agent, shall maintain custody of the Remarketed Senior Notes until the Remarketing Closing Date, at which time the Remarketed Senior Notes shall be transferred to the purchasers thereof in accordance with instructions received from the Remarketing Agent, unless there shall occur a Failed Final Remarketing, in which case the Custodial Agent shall maintain custody of the Remarketed Senior Notes. Furthermore, in connection with any Remarketing, the Company hereby instructs the Custodial Agent and the Purchase Contract Agent not to transfer or release any Remarketed Senior Notes during the period between the Business Day immediately preceding the appropriate Remarketing Date and the related Remarketing Closing Date for such Remarketing.

7. Counterparts. This Remarketing Agreement Supplement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same agreement.

8. Absence of Fiduciary Relationship. The Company hereby acknowledges that the Remarketing Agent is acting solely as an agent pursuant to a contractual relationship created solely by the Remarketing Agreement as supplemented by this Remarketing Agreement Supplement entered into on an arm’s length basis and in no event do the parties intend that the Remarketing Agent act or be responsible as a fiduciary to the Company, its management, stockholders, creditors or any other person in connection with any activity that the Remarketing Agent may undertake or has undertaken in furtherance of the purchase and sale of the Company’s securities, either before or after the date hereof. The Remarketing Agent is not assuming any duties or obligations other than those expressly set forth in this Remarketing Agreement Supplement. The Remarketing Agent hereby expressly disclaims any fiduciary, agency or similar relationships or obligations to the Company, either in connection with the transactions contemplated by the Remarketing Agreement as supplemented by this Remarketing Agreement Supplement or any matters leading up to such transactions, and the Company hereby confirms its understanding and agreement to that effect. The Company agrees that it is responsible for making its own independent judgments with respect to any such transactions, and that any opinions or views expressed by the Remarketing Agent to the Company regarding such transactions, including but not limited to any opinions or views with respect to the price or market for the Company’s securities, do not constitute advice or recommendations to the Company. The Company hereby waives and releases, to the fullest extent permitted by law, any claims that the Company may have against the Remarketing Agent with respect to any breach or alleged breach of any fiduciary or similar duty to the Company in connection with the transactions contemplated by this Remarketing Agreement Supplement or any matters leading up to such transactions.

9. Successors and Assigns. The rights and obligations of any of the parties hereto may not be assigned or delegated to any other Person without the prior written consent of the other parties hereto, provided that the Remarketing Agent may assign or delegate its rights and obligations to any of its affiliates.

10. Amendments. This Remarketing Agreement Supplement may be amended by an instrument in writing signed by all the parties hereto.

11. Applicable Law. This Remarketing Agreement Supplement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws.

The Company hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to us one of the counterparts hereof, whereupon it will become a binding agreement between the Company, the Remarketing Agent and the Purchase Contract Agent in accordance with its terms.

Very truly yours,

ONEOK, INC.

By:	/s/ Jim Kneale
	Name:	Jim Kneale
	Title:	Executive Vice President – Finance and Administration and Chief Financial Officer

The foregoing Remarketing Agreement Supplement is hereby

confirmed and accepted as of the date first above written.

UBS SECURITIES LLC

By:	/s/ Scott D. Whitney
	Name:	Scott D. Whitney
	Title:	Executive Director

By:	/s/ Marc J. Ordona
	Name:	Marc J. Ordona
	Title:	Associate Director

The foregoing Remarketing Agreement Supplement is hereby confirmed and accepted as of the date first above written.

SUNTRUST BANK,

not individually, but solely as Purchase Contract Agent and as attorney-in-fact for the Holders of the Purchase Contracts

By:	/s/ George Hogan
	Name:	George Hogan
	Title:	Vice President

SCHEDULE I

SUBSIDIARIES OF THE COMPANY

Subsidiary	State of Incorporation or Organization	Company’s Ownership Percentage
Chisholm Pipeline Company	Delaware	50.0%
Chisholm Pipeline Holdings, Inc.	Delaware	100.0%
Fox Plant, L.L.C.	Delaware	50.0%
Kansas Gas Marketing Company	Kansas	100.0%
Mercado Gas Services Inc.	Delaware	100.0%
Mid Continent Market Center, Inc.	Kansas	100.0%
Northern Plains Natural Gas Company, LLC[1]	Delaware	100.0%
NBP Services, LLC	Delaware	100.0%
Northern Border Pipeline Corporation	Delaware	100.0%
Oasis Acquisition Corporation	California	100.0%
Oklahoma Natural Energy Services Company	Oklahoma	100.0%
OkTex Pipeline Company	Delaware	100.0%
ONEOK Bushton Processing, Inc.	Delaware	100.0%
ONEOK Energy Marketing Company	Oklahoma	100.0%
ONEOK Energy Services Canada, Ltd.	Canada	100.0%
ONEOK Energy Services Company, II	Delaware	100.0%
ONEOK Energy Services Company, L.P.	Texas	100.0%
ONEOK Energy Services Holdings, L.L.C.	Oklahoma	100.0%
ONEOK Field Services Company	Oklahoma	100.0%
ONEOK Field Services Holdings, L.L.C.	Oklahoma	100.0%
ONEOK Gas Gathering, L.L.C.	Oklahoma	100.0%
ONEOK Gas Storage Holdings, L.L.C.	Delaware	100.0%
ONEOK Gas Storage, L.L.C.	Oklahoma	100.0%
ONEOK Gas Transportation, L.L.C.	Oklahoma	100.0%
ONEOK Hydrocarbon, L.L.C.	Delaware	100.0%
ONEOK Hydrocarbon, L.P.	Delaware	100.0%
ONEOK Hydrocarbon GP, L.L.C.	Delaware	100.0%
ONEOK Hydrocarbon Holdings, L.L.C.	Delaware	100.0%
ONEOK Hydrocarbon Southwest, L.L.C.	Delaware	100.0%
ONEOK Kansas Company	Kansas	100.0%
ONEOK Kansas Properties, L.L.C.	Kansas	100.0%
ONEOK Leasing Company	Delaware	100.0%
ONEOK MB I, L.P.[2]	Delaware	100.0%
ONEOK Midstream Gas Supply, L.L.C.	Oklahoma	100.0%
ONEOK NGL Pipeline, L.P.	Delaware	100.0%
ONEOK Palo Duro Pipeline Company, Inc.	Delaware	100.0%
ONEOK Parking Company, L.L.C.	Delaware	100.0%
ONEOK Pipeline, Inc.	Oklahoma	100.0%

1	Northern Plains Natural Gas Company, LLC owns a 1.067% limited partner interest and a .5% general partner interest in Northern Border Partners, L.P. Pan Border Gas Company, LLC also owns a .3250% general partner interest in Northern Border Partners, L.P. Northern Border Partners, L.P. and its direct and indirect subsidiaries are not listed here and are not included within the definition of “Subsidiary” in the Remarketing Agreement Supplement.

2	ONEOK MB I, L.P. owns 80% of the Mont Belvieu I Fractionation Facility, which facility is not included within the definition of “Subsidiary” in the Remarketing Agreement Supplement.

Subsidiary	State of Incorporation or Organization	Company’s Ownership Percentage
ONEOK Propane Company	Delaware	100.0%
ONEOK Sayre Storage Company	Delaware	100.0%
ONEOK Services Company	Oklahoma	100.0%
ONEOK Texas Field Services, L.P.	Texas	100.0%
ONEOK Texas Gas Storage, L.P.	Texas	100.0%
ONEOK Texas Resources, Inc.	Delaware	100.0%
ONEOK Transmission Company	Delaware	100.0%
ONEOK Underground Storage Company	Kansas	100.0%
ONEOK VESCO Holdings, L.L.C. [3]	Delaware	100.0%
ONEOK WesTex Transmission, L.P.	Delaware	100.0%
Pan Border Gas Company, LLC	Delaware	100.0%
Potato Hills Gas Gathering System (general partnership)	Oklahoma	50.0%
Sycamore Gas System (general partnership)	Oklahoma	48.4%
TGS Rio, L.L.C.	Delaware	100.0%

In addition to the interests of the Company in the Subsidiaries set forth above, the Company also directly or indirectly holds various undivided interests in facilities relating to the oil and gas business and holds minority interests in various other entities and ventures, none of which is included in the definition of “Subsidiary” in the Remarketing Agreement Supplement.

3	ONEOK VESCO Holdings, L.L.C. owns a 10.765% interest in Venice Energy Services Company, L.L.C. (“VESCO”), a Delaware limited liability company. VESCO is not included within the definition of “Subsidiary” in the Remarketing Agreement Supplement.